FINANCIAL CORPORATION

QUARTERLY REPORT TO
SHAREHOLDERS

September 30, 2007

October 15, 2007

Dear Shareholder,

We are pleased to report the results of our third quarter ended September 30, 2007.  Our subsidiary, BankGreenville continued to build momentum in this, its sixth full calendar quarter of operation.  Contributing to this momentum were the move into our new permanent headquarters building in April, the increase in our client service and loan production staff as well as the growth in our market recognition.

Total assets grew to $48.9 million as of September 30, 2007, an increase of $17.2 million, or 54% from December 31, 2006.  Gross loans were $31.3 million at September 30, 2007, an increase of $17.3 million, or 123% from December 31, 2006.  At September 30, 2007, deposits totaled $38.7 million, compared to $20.9 million at December 31, 2006, for a $17.8 million or 85% increase.

Our net loss for the nine months ended September 30, 2007 was $454,668, or $0.39 per diluted share compared to a net loss of $639,971, or $0.54 per diluted share for the same period in 2006.  Net loss for the third quarter of 2007 was $144,099, or $0.12 per diluted share.

Our strong loan growth of 123% from December 31, 2006 to September 30, 2007, along with anticipated loan growth during the fourth quarter of 2007 will have a positive impact on interest income and results of operations as we near our two year anniversary at the end of January, 2008.

BankGreenville is a community bank, focused on the Greenville market and offering a full complement of commercial banking services including traditional loan and deposit products, online banking, ATM, cash management and other related banking products.  We are intent upon providing high quality client service to the Greenville market with a personal and professional approach.

Thank you for your support. We hope to see you at BankGreenville and encourage you to contact us with any questions or needs.

Sincerely,

/s/ Russel T. Williams
Russel T. Williams
President & CEO

FINANCIAL CORPORATION
Financial Highlights
(unaudited)
($ in millions)

FINANCIAL CORPORATION
Financial Highlights
(unaudited)

	As of
Balance Sheet
Data:	9/30/2007	12/31/2006

Total assets	$48,876,920	$31,656,709

Gross Loans	31,330,725	14,025,258

Allowance for loan
losses	(370,721)	(210,370)

Deposits	38,688,921	20,932,001

Shareholders’ equity	9,532,923	10,066,832

Growth Rates:

Percentage increase in assets	54%

Percentage increase in loans	123%

Percentage change in deposits	85%

	Quarter	Nine Months
Results of Operations	Ended	Ended
Data:	9/30/2007	9/30/2007

Net Interest Income	$372,288	$965,066

Provision for loan
losses	82,000	163,621

Non-interest income	10,599	47,841

Non-interest expense	444,986	1,303,954

Net loss	(144,099)	(454,668)

Net loss per share, diluted	(0.12)	(0.39)

Statements contained in this document, which are not historical facts, are forward-looking statements.  Such forward-looking statements are necessary estimates reflecting our best judgment based on current information and involve a number of risks and uncertainties.  Certain factors which could affect the accuracy of such forward-looking statements are identified in our public filings with the SEC and forward-looking statements contained in this document should be considered in light of those factors.  There can be no assurance that such factors or other factors will not affect the accuracy of such statements.

STOCK TRANSFER AGENT
Registrar & Transfer Company
Investor Relations Department
10 Commerce Drive
Cranford, NJ 07016-3572
(800) 368-5948
www.rtco.com

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FINANCIAL INFORMATION

Shareholders, analysts, and others seeking financial information should contact:
Ms. Paula S. King
Chief Financial Officer
BankGreenville Financial Corporation
P.O. Box 6246
Greenville, SC  29606

FINANCIAL CORPORATION

499 Woodruff Road
Greenville, SC  29607
(864) 335-2200
www.BankGreenville.com
Member FDIC

FINANCIAL CORPORATION
P.O. Box  6246 Greenville, SC 29606